Exhibit 10.81

THERMO FISHER SCIENTIFIC INC.

2001 EQUITY INCENTIVE PLAN

Amendment

The Thermo Fisher Scientific Inc. 2001 Equity Incentive Plan, pursuant to Section 11 thereof, is hereby amended by deleting subsections 9.2.1(a) and (c) and replacing such subsections with the following:

“(a)            the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of Thermo Fisher Scientific Inc. (“Thermo Fisher”) if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of Thermo Fisher (the “Outstanding TMO Common Stock”) or (ii) the combined voting power of the then-outstanding securities of Thermo Fisher entitled to vote generally in the election of directors (the “Outstanding TMO Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by Thermo Fisher, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Thermo Fisher or any corporation controlled by Thermo Fisher, or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this definition; or

(c)            the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Fisher or a sale or other disposition of all or substantially all of the assets of Thermo Fisher in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding TMO Common Stock and Outstanding TMO Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Thermo Fisher or substantially all of Thermo Fisher’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding TMO Common Stock and Outstanding TMO Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by Thermo Fisher or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors; or”

Adopted by the Board of Directors and effective on:  February 27, 2008